UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2007

READING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Citadel Drive Suite 300 Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01                      Entry Into a Material Definitive Agreement.

On June 28, 2007, Citadel Cinemas, Inc., an indirect wholly owned subsidiary of Reading International, Inc., or Reading, and Sutton Hill Capital, L.L.C., a New York limited liability company, or SHC, entered into an Amended and Restated Operating Agreement of Sutton Hill Properties, LLC, a Nevada limited liability company, or SHP, which was previously wholly owned by Citadel Cinemas, Inc.  SHC is indirectly beneficially owned in equal shares by Mr. James J. Cotter, the Chairman of the Board, Chief Executive Officer and controlling shareholder of Reading, and Mr. Michael Forman.

The Amended and Restated Operating Agreement was entered into in connection with SHC’s exercise of its previously disclosed option to acquire a 25% membership interest in SHP from Citadel Cinemas, Inc.  As a result, as of June 28, 2007, SHP is now owned indirectly 75% by Reading and 25% by SHC.  The purchase price of SHC’s membership interest was $5.25 million, which was paid by SHC’s payment of $3 million in cash to Citadel Cinemas, Inc. and SHC’s assumption of responsibility for $2.25 million of $9 million of existing debt owed by SHP to SHC.  Reading guaranteed payment of the $9 million debt  at the time of its creation, and remains liable on that guarantee.  The purchase price represents approximately 25% of Reading’s cost basis in the assets of SHP.

At the present time, SHP’s sole asset is the real property and improvements located at 1001-7 Third Avenue, New York, New York, currently the site of the Cinemas 1, 2 & 3  (collectively referred to herein as, the “Property”).  Incident to the transaction, SHP (a)  entered into a cinema management agreement with Citadel Cinemas, Inc., which provides for SHP’s payment to Citadel Cinemas, Inc. of a management fee equal to 5% of gross revenues of SHP from the cinema currently located at the Property and (b) acquired from SHC for $100,000 the physical improvements located at the Property (including the building and certain fixtures fittings and equipment) which it did not already own.  The agreement related to the purchase of these physical improvements has also been previously disclosed.

The transaction was reviewed and approved by Reading’s Audit and Conflicts Committee.

A copy of SHP’s Amended and Restated Operating Agreement is attached as Exhibit 10.69 hereto (the “Operating Agreement”).  The following discussion is necessarily summary in nature and qualified by reference to the terms of the Operating Agreement.

The Operating Agreement provides that the business of SHP is limited to the ownership and operation of the Property and the possible redevelopment of the Property.  Citadel Cinemas, Inc. serves as the sole manager of SHP and has general control over the business and affairs of SHP, except with respect to certain matters which require an 80% vote of the members of SHP, as follows:

•	Any activity that is manifestly inconsistent with and materially antagonistic to the purposes of SHP as set forth in the Operating Agreement;

•	Any transaction between SHP and any member or manager of SHP or affiliate of any member or manager, subject to certain exceptions;

•	Any amendment of the Operating Agreement, subject to certain exceptions;

•
The payment of any compensation to the manager other than reimbursement of costs or expenses and the advancement of costs of defense and performance of any indemnity obligations or payments made pursuant to the cinema management agreement;

•	Any amendment or modification of the cinema management agreement;

•	The taking of any action that would result in personal liability on the part of any Member or which would result in the treatment of SHP as a C corporation for Federal income tax purposes;

•	Any transaction by SHP to merge or consolidate with another person;

•	Any sale of all or substantially all of the assets of SHP or liquidation or SHP (other than pursuant to the members’ right of first refusal discussed below);

•	Any requirement for additional capital contributions from the members in excess of $1,000,000 in the aggregate relating to improvements to the Property, other than a redevelopment of the Property; and

•	Any act in contravention of the Operating Agreement.

In the event that additional capital contributions are required from the Members in connection with a redevelopment of the Property, and SHC opposes such redevelopment plan, then Reading has the right to buy-out SHC’s interest for a purchase price equal to 25% of the fair market value of the net assets of SHP.  SHC, however, has no such approval rights and Citadel Cinemas has no such buy-out rights, if the funding plan for the redevelopment  either  does not require further equity capital or  provides that such further equity capital is to be obtained from third parties, thereby resulting in a proportionate dilution of the interests of both Reading and SHC.

           The Operating Agreement also provides for certain rights of first refusal in favor of the members of SHP in connection with certain transfers of their membership interest and for tag-along rights in favor of SHC in the case of a sale by Citadel Cinemas, Inc. of all or a portion of its membership interest.  The members generally will share in all distributions and allocations of SHP in accordance with their respective percentage membership interests.  As a part of SHP’s acquisition of the Property improvements from SHC, however, it was agreed that SHC would be entitled to an allocation of all depreciation and amortization related to the Property, to the extent that the same could be accomplished consistent with applicable tax law.

Simultaneously with the entering into the Operating Agreement, SHP borrowed $15 million from a financial institution in the form of a five-year 6.725% interest only mortgage loan secured by the Property.  The members anticipate that the proceeds of this loan will be distributed to the members, in which case 75% of the loan proceeds will be disbursed to Citadel Cinemas, Inc. and 25% will be disbursed to SHC.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.68                      Amended and Restated Articles of Organization of Sutton Hill Properties, LLC filed June 27, 2007

10.69                      Amended and Restated Operating Agreement of Sutton Hill Properties, LLC dated June 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

READING INTERNATIONAL, INC. By: /s/ Andrzej Matyczynski Andrzej Matyczynski Chief Financial Officer
Dated: July 5, 2007